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                                                                  EXHIBIT 99.1

                       ROMTECH ANNOUNCES MANAGEMENT CHANGE


         LANGHORNE, Pa., June 23, 1998 /PRNewswire/ -- RomTech, Inc. (Nasdaq:
ROMT) announced today the appointment of Gerald W. Klein, 50, as President and Chief Executive Officer. Mr. Klein, who will also continue as Vice President, Chief Financial Officer and Director of RomTech, replaces Joseph A. Falsetti, who is leaving the company to pursue other interests.

         Mr. Klein joined RomTech in 1996 as Vice President and Chief Financial Officer. Prior to joining RomTech, Mr. Klein was President, Chief Executive Officer and a Director of Megamation Incorporated, and before that was President and Chief Executive Officer of Pricepoint, Inc.

         RomTech, headquartered in Langhorne, Pennsylvania, develops, publishes and markets a diversified line of personal computer software primarily for consumer entertainment and small office/home office applications. RomTech promotes the Galaxy of Games(TM), Galaxy of Home Office Help(TM), Game Master Series(TM) and Galaxy Online(TM) brand names (the "Galaxy Series") in order to generate customer loyalty, encourage repeat purchases and differentiate the Galaxy Series products to retailers and consumers. RomTech targets the market of home and small business personal computer users. RomTech's sales are primarily made through a large national distributor that sells to large national retail chain stores.

         Contact: Gerald W. Klein of RomTech, 215-750-6606, ext. 118. RomTech, Inc.'s press releases are available through CompanyNews On-Call by fax, 800-758-5804, ext. 127319, or at http:/www.prnewswire.com.